Exhibit 15


Denbury Resources Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of Denbury Resources Inc. (the "Company") for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, as indicated in our reports dated May 13, 2003, August 7, 2003, and November 12, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, are being used in this Amendment No. 2 to Registration Statement No. 333-90398 of Denbury Resources Inc.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 29, 2003